Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors

Entegris, Inc.

We consent to the use of our reports dated February 4, 2022, with respect to the consolidated financial statements of Entegris, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, included herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota
July 6, 2022